Exhibit 4.2

Execution Version

BG MEDICINE, INC.

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of July 10, 2008, by and among BG Medicine, Inc., a Delaware corporation (the “Company”), and the holders of capital stock of the Company as set forth on Schedule A hereto (the “Preferred Stockholders”).

R E C I T A L S:

A. Whereas the Preferred Stockholders own shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), Series A-1 Preferred Stock, par value $0.001 per share, of the Company (the “Series A-1 Preferred Stock”), Series B Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock”), Series C Preferred Stock, par value $0.001 per share, of the Company (the “Series C Preferred Stock”), and Series D Preferred Stock, par value $0.001 per share, of the Company (the “Series D Preferred Stock” and collectively with the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”) convertible into shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”).

B. Whereas the Company, certain of the Preferred Stockholders and certain other parties entered into an Investor Rights Agreement dated as of April 20, 2001 and subsequently amended and restated such agreement on October 28, 2004, March 28, 2005 and May 1, 2007 and then subsequently amended such amended and restated agreement on December 27, 2007, March 28, 2008 and June 23, 2008 (the “Investor Rights Agreement”)

D. Whereas the Company and the Preferred Stockholders holding at least 50% of the Registrable Securities (as defined in the Investor Rights Agreement) desire to amend and restate in its entirety the Investor Rights Agreement by their execution of this Agreement.

Now, therefore, the parties hereto agree as follows:

A G R E E M E N T:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Board” shall mean the Company’s Board of Directors.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Holders” or “Holders of Registrable Securities” shall mean the Preferred Stockholders and any Person who shall have acquired Registrable Securities from the Preferred Stockholders as permitted herein, either individually or jointly, as the case may be, in a transaction pursuant to which registration rights are transferred pursuant to Section 10 hereof.

“IPO” shall mean an initial public offering in which all outstanding shares of Preferred Stock are converted pursuant to the automatic conversion provisions contained in the Company’s certificate of incorporation, as amended from time to time.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity, or any department, agency or political subdivision thereof or any other entity of any kind.

“Registrable Securities” shall mean (i) any shares of Common Stock at any time beneficially owned by the Preferred Stockholders or their respective affiliates (including shares of Common Stock issued or issuable upon conversion or exercise of the Preferred Stock), as the case may be; and (ii) any shares of Common Stock issued or issuable in respect of the securities referred to in clause (i) above, whether to satisfy interest or dividend payments or upon any stock split, stock dividend, recapitalization or otherwise, until, in the case of any such security, it is (A) sold pursuant to an effective registration statement under the Securities Act; (B) eligible to be sold into the public market by persons who are not “affiliates” (as defined in Rule 144 promulgated under the Securities Act) of the Company (and have not been affiliates of the Company for the preceding three months) pursuant to the second sentence of Rule 144(b)(1)(i) (or any successor rule); (C) sold pursuant to Rule 144 under the Securities Act (or any successor rule); or (D) sold by a Person in a transaction in which registration rights are not transferred pursuant to Section 8 hereof. Whenever reference is made in this Agreement to a request or consent of holders of a certain number or percentage of Registrable Securities, the determination of such number or percentage shall be calculated on the basis of shares of Common Stock issued or issuable pursuant to the conversion of shares of Preferred Stock.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing, filing and having declared effective a registration statement in compliance with the Securities Act.

“Registration Expenses” shall mean (i) all expenses, other than Selling Expenses (defined below), incurred by the Company in complying with Sections 2 or 3 hereof, including without limitation, all registration, qualification and filing fees, exchange or quotation medium listing fees, printing and delivery expenses, escrow and custodian fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expenses of accountants for the Company including the expenses of any special audits incident to or required by any such registration and (ii) the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration for the purpose of rendering a legal opinion on behalf of such holders in connection with any Demand Registration or Piggyback Registration.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes and the costs, fees and expenses of any accountants, attorneys (other than the cost, fees and expenses of attorneys which are Registration Expenses) or other experts retained by the Holders.

2. Holders Demand Registrations.

(a) Request for Registration. At any time following the first six months after the date of effectiveness of a registration statement filed under the Securities Act in respect of an initial public offering of shares of Common Stock of the Company, any Holder or Holders who collectively hold Registrable Securities representing at least 40% of the Registrable Securities then outstanding shall have the right (subject to the limitations set forth below), exercisable by written notice to the Company (each a “Registration Request”), to have the Company prepare and file with the Commission a registration statement under the Securities Act covering the Registrable Securities that are the subject of such request (each, a “Demand Registration”); provided, that the Company shall not be obligated to prepare and file a registration statement if neither Form S-3 nor another short form registration statement is available to the Company to fulfill such Registration Request, unless the Registrable Securities that are the subject of such request have an expected aggregate offering price to the public of at least U.S.$1,000,000. Within 10 days after receipt of any such request, the Company will give written notice of such requested registration to all other Holders of Registrable Securities. The Company shall include such other Holders’ Registrable Securities in such offering if they have responded affirmatively within 10 days after the receipt of the Company’s notice. Subject to the foregoing, the Holders shall be permitted one Demand Registration hereunder.

A request for registration under this Section 2(a) will not count as a Demand Registration until the registration statement has become effective and remained effective until the earlier of 30 days and the sale of all securities registered thereunder (unless such registration statement has not become effective due solely to the actions or failure to act with respect to such registration of the Holders requesting such registration, including a request by such Holders that such registration be withdrawn).

(b) Priority on Holders Demand Registrations. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Registrable Securities and other securities, if any, which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration:

i. first, the Registrable Securities requested to be included in such registration by the Holders (or, if necessary, such Registrable Securities pro rata among the Holders thereof based upon the number of Registrable Securities owned by each such Holder or such other arrangement agreed to among the Holders); and

ii. thereafter, other securities requested to be included in such registration, as determined by the Company.

If, solely as a result of the pro rata cutback limitation set forth in this Section 2(b), the number of Registrable Securities requested by Holders to be included in the Demand Registration exceeds the number of Registrable Securities actually included in the Demand Registration, the Holders shall be entitled to a second Demand Registration for the sole purpose of including the Registrable Securities that had been excluded from the first Demand Registration; provided, however, such second Registration

Request may not be made until six months following the date of effectiveness of the registration statement filed for the first Demand Registration. If a second Demand Registration is effected for this purpose, it shall be considered a “Demand Registration” for all purposes of this Agreement, including, without limitation, the threshold, notice, priority and other requirements.

The Holders of any Registrable Securities to be included in such an underwritten offering shall enter into an underwriting agreement (which shall be in customary form, may include agreements as to indemnification and contribution and shall provide that the representations and warranties by the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Holders).

(c) Restrictions on Demand Registration. The Company may postpone or suspend, for up to 90 days in any 12-month period, the filing or the effectiveness of a registration statement for a Demand Registration if the Board determines in good faith and notifies the Holders in writing that such Demand Registration (i) would reasonably be expected to have a material adverse effect on (x) any proposal or plan by the Company to engage in any financing, acquisition or disposition of assets (other than in the ordinary course of business) or (y) any merger, consolidation, tender offer or similar transaction or (ii) would require disclosure of any information that the Board determines in good faith the disclosure of which would be detrimental to the Company; provided, however, that in such event, the Holders initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as a permitted Demand Registration hereunder and the Company will pay any Registration Expenses in connection with such registration.

(d) Selection of Investment Bankers and Managers. The Company will have the right to select the investment banker(s) and manager(s) to administer an offering pursuant to the Demand Registration, subject to the approval of the holders of a majority of the Registrable Securities, which will not be unreasonably withheld, delayed or conditioned.

(e) The Company represents and warrants that it is not a party to, or otherwise subject to, any agreement, other than this Agreement, granting registration rights to any other Person with respect to any securities of the Company.

3. Piggyback Registrations.

(a) Right to Piggyback. If at any time after the Company has closed an IPO, the Company shall propose to register shares of Common Stock under the Securities Act (other than in a registration statement relating solely to sales of securities to participants in a Company dividend reinvestment plan, or Form S-4 or S-8 or any successor form or in connection with an acquisition or exchange offer or an offering of securities solely to the existing shareholders or employees of the Company), the Company (i) will give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration and (ii) subject to Section 2(b) and Section 3(b) and the other terms of this Agreement, will include in such registration all Registrable Securities which are permitted under applicable securities laws to be included in the form of registration statement selected by the Company and with respect to which the Company has received written requests for inclusion therein within 30 days after the receipt of the Company’s notice (each, a “Piggyback Registration”); provided, however, that the Company shall not be obligated to include Registrable Securities of a Holder who is not an “affiliate” (as defined in Rule 144) of the Company (and has not been an affiliate of the Company for the preceding three months) which are eligible for resale into the public market pursuant to the second sentence of Rule 144(b)(1)(i) (or any successor rule). The Holders will be permitted to withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b) Priority on Piggyback Registrations. If a Piggyback Registration is to be an underwritten offering, and the managing investment bank advises the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration:

i. first, the securities the Company proposes to sell for its own account;

ii. second, the Registrable Securities requested to be included in such registration by the Holders and any securities requested to be included in such registration by any other Person pursuant to a demand registration request, other than Persons having a lower priority of registration than the Holders, pro rata among the Holders of such Registrable Securities and such other Persons, on the basis of the number of securities requested to be included in such registration by each of such Holders and such other Persons; and

iii. thereafter, other securities requested to be included in such registration, as determined by the Company.

The Holders of any Registrable Securities to be included in an underwritten offering shall enter into an underwriting agreement (which shall be in customary form, may include agreements as to indemnification and contribution, and shall provide that the representations and warranties by the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Holders). Notwithstanding (i) – (iii) above, the number of securities held by each Holder of Series B Preferred Stock to be included in such registration shall not be reduced to less than 20% of the total number of securities to be included in such registration.

(c) Right to Terminate Registration. If at any time after giving written notice of its intention to register any of its securities as set forth in Section 3(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and thereupon be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein).

(d) Selection of Underwriters/Placement Agents. The Company will have the right to select the investment banker(s) and manager(s) to administer an offering pursuant to a Piggyback Registration, subject to the approval of the holders of a majority of the Registrable Securities, which approval will not be unreasonably withheld, delayed or conditioned.

4. Expenses of Registration. Except as otherwise provided herein or as may otherwise be prohibited by applicable law, all Registration Expenses incurred in connection with all registrations pursuant to Sections 2 and 3 hereof shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders of Registrable Securities shall be borne by such Holders.

5. Holdback Agreements.

(a) The Company agrees (i) if requested by the underwriters managing the offering, not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 10-day period prior to, and during the 90-day period following, the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registration statements on Form S-4 or Form S-8 or any successor form), and (ii) to use its best efforts to cause its officers and directors and each holder of at least 5% (on a fully-diluted basis) of its outstanding shares of Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such periods (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

(b) If requested by the managing underwriter(s) in an underwritten offering of Common Stock or securities convertible for Common Stock of the Company (including without limitation the Company’s initial public offering of Common Stock), each Holder agrees, unless such Holder is a participant in such offering, not to effect any offer, sale, distribution or transfer, including a sale pursuant to Rule 144 (or any similar provision then effect) under the Securities Act (except as part of such underwritten registration), during the 10-day period prior to, and during (A) the 180-day period in the case of the Company’s initial public offering, if applicable, or (B) the 90-day period in the case of any other public offering of Common Stock (or, in each case of (A) and (B), (X) such longer period, if required by such underwriter, as is necessary to enable such underwriter to issue a report or make a public appearance that relates to an earnings release or announcement by the Company during an additional 15-day period, or (Y) such shorter period, as may be agreed to in writing by the Company and the Holders of at least 50% of the Registrable Securities) following, the effective date of such Registration Statement; provided, however, that (i) no Holder shall be required to enter into more than two such agreements in any 12-month period and (ii) no Holder shall be required to enter into such an agreement unless all Persons entitled to registration rights who are not parties to this Agreement, all other Persons selling shares in such offering, all Persons holding in excess of 5% (on a fully diluted basis) of the Company’s outstanding shares of Common Stock (other than that purchased in a registered public offering) and all executive officers and directors of the Company shall also have agreed not to offer, sell, distribute a transfer under the circumstances and pursuant to the terms set forth in this Section 5(b).

6. Registration Procedures. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will under the time frames provided herein, or if not so provided, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement on any appropriate form for which the Company qualifies with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will (i) furnish to the counsel selected by the Holders copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and (ii) notify each Holder of Registrable Securities covered by such registration of any stop order issued or threatened by the Commission);

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be reasonably necessary to keep such registration statement effective for a period equal to the shorter of (i) 180 days and (ii) the time by which all securities covered by such registration statement have been sold, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) use all reasonable efforts to register or qualify such Registrable Securities under the securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(d), (ii) subject itself to taxation in any jurisdiction or (iii) take any action that would subject it to general service of process in any such jurisdiction);

(e) promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, the Company will prepare and deliver to each Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided, however, that the Company shall be required to notify the Holders, but shall not be required to amend the registration statement or supplement the prospectus for a period of up to three months if the Board determines in good faith that to do so would reasonably be expected to have a material adverse effect on any proposal or plan by the Company to engage in any financing, acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction or would require the disclosure of any information that the Board determines in good faith the disclosure of which would be materially detrimental to the Company, it being understood that the period for which the Company is obligated to keep the Registration Statement effective shall be extended for a number of days equal to the number of days the Company delays amendments or supplements pursuant to this provision. Upon receipt of any notice pursuant to this Section 6(e), the Holders shall suspend all offers and sales of securities of the Company and all use of any prospectus until advised by the Company that offers and sales may resume, and shall keep confidential the fact and content of any notice given by the Company pursuant to this Section 6(e);

(f) cause all such Registrable Securities to be listed on each securities exchange or quoted on Nasdaq or other quotation medium, if any, on which similar securities issued by the Company are then listed or quoted;

(g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

(i) make available for inspection by the Holders of Registrable Securities included in the registration statement, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and (ii) to participate in presentations to prospective purchasers as reasonably requested by any underwriter or placement agent;

(j) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 10(a) of the Securities Act and Rule 158 thereunder;

(k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any shares of Common Stock included in such registration statement for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order;

(l) obtain a so-called “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

(m) use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

(n) if any such registration or comparable statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if in its sole and exclusive judgment, such Holder is or might be deemed to be an underwriter or a controlling person of the Company, such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and presented to the Company in writing, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder shall assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar Federal statute then in force, the deletion of the reference to such Holder; provided that with respect to this clause (ii) such Holder shall (a) furnish to the Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the Company and (b) indemnify the Company against any loss or liability imposed upon and any reasonable expenses incurred by the Company as a result of such deletion.

7. Obligations of Holders. Whenever any Registrable Securities are registered pursuant to a Demand Registration, or a Piggyback Registration, the Holders shall be obligated to comply with the applicable provisions of the Securities Act, including the prospectus delivery requirements thereunder, and any applicable state securities or blue sky laws. In addition, each Holder of Registrable Securities will be deemed to have agreed by virtue of its acquisition of such Registrable Securities that, upon receipt of any notice described in Section 6(e), such Holder will forthwith discontinue disposition of such Registrable Securities covered by such registration statement or prospectus until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6(e), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus.

8. Indemnification.

(a) The Company agrees to indemnify, to the fullest extent permitted by applicable law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, expenses or any amounts paid in settlement of any litigation, investigation or proceeding commenced or threatened (collectively, “Claims”) to which each such indemnified party may become subject under the Securities Act insofar as such Claim arose out of (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify the underwriters, their officers and directors and each Person who controls the underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

(b) In connection with any registration statements in which a Holder of Registrable Securities is participating, each such Holder will, to the fullest extent permitted by applicable law, indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any and all Claims to which each such indemnified party may become subject under the Securities Act insofar as such Claim arose out of (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that with respect to a Claim arising pursuant to clause (i) or (ii) above, the material misstatement or omission is contained in the information such Holder provided to the Company pursuant to Section 11 hereof; provided, further, that the obligation to indemnify will be individual to each Holder and will be limited to the amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure to provide such notice shall not release the indemnifying party of its obligation under paragraphs (a) and (b), unless and then only to the extent that, the indemnifying party has been prejudiced by such failure to provide such notice) and (ii) unless in such indemnified party’s reasonable judgment, based on written advice of counsel, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, based on written advice of counsel, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) The indemnifying party shall not be liable to indemnify an indemnified party for any settlement, or consent to judgment of any such action effected without the indemnifying party’s written consent (but such consent will not be unreasonably withheld, delayed or conditioned). Furthermore, the indemnifying party shall not, except with the prior written approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect of such claim or litigation without any payment or consideration provided by each such indemnified party.

(e) If the indemnification provided for in this Section 8 is unavailable to an indemnified party under clauses (a) and (b) above in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement from the sale of shares pursuant to the registered offering of securities for which indemnity is sought but also the relative fault of the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement in connection with the misstatement or omission which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement shall be deemed to be based on the relative relationship of the total net proceeds from the offering (before deducting expenses) to the Company, the total underwriting commissions and fees from the offering (before deducting expenses) to the underwriters and the total net proceeds from the offering (before deducting expenses) to the sellers of Registrable Securities and any other sellers participating in the registration statement. The relative fault of the Company, the underwriters, the sellers of Registrable Securities and any other sellers participating in the registration statement shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the sellers of Registrable Securities and the parties’ knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(f) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of the Registrable Securities.

9. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no Holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such Holder and such Holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in paragraph 9 hereof.

10. Transfer of Registration Rights. The rights granted to any Holder under this Agreement may be assigned to any Person in connection with any transfer or assignment by a Holder of at least 20% of the Registrable Securities held by such Holder pursuant to the conversion or exercise of Preferred Stock or to any transferee who is a partner or shareholder of such Holder, or to any entity which, directly or indirectly, controls, is controlled by or is under common management with such Holder; provided, however, that: (a) such transfer is otherwise effected in accordance with applicable securities laws, (b) such transfer is not in violation of any effective agreement between the Company and any of the Preferred Stockholders and (c) if not already a party hereto, the assignee or transferee agrees in writing prior to such transfer to be bound by the provisions of this Agreement.

11. Information by Holder. Each Holder shall furnish to the Company such written information regarding such Holder and any distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement and shall promptly notify the Company of any changes in such information.

12. Right of First Refusal on Certain Issuances.

(a) The Preferred Stockholders shall have the right (but not the obligation) to participate in any equity financing, any financing involving securities convertible or exchangeable for equity, or any grant of options, warrants or other rights to purchase any capital stock of the Company or any security convertible or exchangeable for any capital stock of the Company (the “Rights”), in each case, consummated, or proposed to be consummated, by the Company, on the same or monetarily equivalent terms and conditions offered to the other proposed investors in such financing or recipient of such grant, in order for the Preferred Stockholders and their affiliates to maintain their pro rata, fully-diluted interest in the Company represented solely by their ownership of Preferred Stock (the “Right of First Refusal”). If, in connection with such issuance, securities are to be issued and sold for consideration other than cash, then the Board shall, in good faith, determine the fair market value of such non-cash consideration, subject to the Preferred Stockholders’ reasonable approval (provided, that if the Preferred Stockholders shall not approve such valuation, the Company and the Preferred Stockholders shall agree upon a third party appraiser who shall determine the cash valuation of such non-cash consideration), and offer to sell the subject securities as set forth herein for the cash equivalent of such non-cash consideration. The Company shall provide a notice of such a proposed offering (“New Issue Notice”) to the Preferred Stockholders at least 20 days prior to the closing of the proposed offering and shall state the Company’s bona fide intent to offer such securities or Rights, the number of securities or Rights to be offered (a calculation of the number of shares of Common Stock into which such securities may be converted or exchanged or such Rights may be exercised), the identity of the parties to whom such securities or Rights are being offered, and the price and terms, if any, upon which it proposes to offer such securities. The Right of First Refusal may be exercised by the Preferred Stockholders, in whole or in part, at any time within the 20-day period after the receipt of the New Issue Notice by delivery to the Company of a writing notifying the Company of such exercise. If the proposed offering of securities is altered in any material respect, the Company shall send the Preferred Stockholders a revised New Issue Notice and the Preferred Stockholders shall respond thereto, each within a 20-day period commencing upon receipt of such revised notice. If any Preferred Stockholders elect not to exercise the Right of First Refusal, the Company may sell such securities and/or grant such Rights to the parties set forth in the New Issue Notice, at any time within 60 days of the expiration of the applicable 20-day period, on terms no more favorable to the offerees than as set forth in the New Issue Notice; provided, that if such offering is not completed within such 60-day period, such offering shall again be subject to such Right of First Refusal and the Company shall comply with the terms of this Section 12(a). The Right of First Refusal shall not apply to any (i) equity securities issued pursuant to a plan to benefit employees, directors or consultants that is approved by the Board, (ii) equity securities issued pursuant to an acquisition approved by the Board and determined by the Board not to be for the primary purpose of raising additional capital, (iii) equity securities issued primarily in connection with a debt or lease financing approved by the Board, (iv) equity securities issued in connection with a relationship approved by the Board and determined in their good faith judgment to be a joint venture, licensing, development, technology, marketing or similar strategic relationship and, in each case, shall not be for the primary purpose of raising additional capital, (v) equity securities issued to consultants, vendors and other service providers pursuant to contracts approved by the Board, (vi) equity securities issued upon the conversion of any shares of any series of the Company’s preferred stock, (vii) securities issued or issuable pursuant to the Securities Purchase Agreement, dated as of December 27, 2007, as amended, among the Company and the Purchasers (as defined therein) and securities issued or issuable upon conversion or exercise thereof, and (viii) securities issued or issuable pursuant to the Securities Purchase Agreement, dated as of March 28, 2008, as amended, among the Company and the Purchasers (as defined therein) and securities issued or issuable upon conversion or exercise thereof (collectively, the “Exempt Securities”).

(b) The Right of First Refusal shall not apply to shares of capital stock sold in an IPO and shall terminate immediately prior to the closing of an IPO.

13. Exchange Act Compliance. The Company shall comply with all of the reporting requirements of the Exchange Act then applicable to it, if any, and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 for the sale of the Registrable Securities. The Company shall cooperate with each Holder in supplying such information as may be necessary for such Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

14. Reporting Requirements. With respect to each Holder, for so long as such Holder shall hold securities of the Company:

(a) The Company shall provide to such Holder as soon as practicable after the end of each fiscal quarter, and in any event within 45 days after each quarter, copies of: (i) an unaudited consolidated balance sheet of the Company as at the end of such quarter, and (ii) unaudited consolidated statements of operations and cash flows (and if prepared by the Company, a statement of stockholders’ equity) of the Company for the period ending with such quarter, setting forth in comparative form the figures for the corresponding periods in the preceding fiscal year, in each case, certified by the chief financial officer of the Company as complete and correct, and having been prepared in accordance with generally accepted accounting principles (“GAAP”), subject to the absence of footnotes and changes resulting from year-end adjustments.

(b) The Company shall provide to such Holder as soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, copies of: (i) an audited consolidated balance sheet of the Company as at the end of such year and (ii) audited consolidated statements of operations, stockholders’ equity and cash flows of the Company for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, together with supporting notes thereto prepared in accordance with GAAP and accompanied by an opinion thereon of independent accountants of recognized national standing.

(c) The rights of the Holders to receive information and materials pursuant to this Section 14 shall terminate immediately prior to the closing of an IPO.

15. Miscellaneous.

(a) No Inconsistent Agreements. So long as any Holder owns any Registrable Securities, the Company will not enter into any agreement that is inconsistent with or violates the rights granted hereunder to the Holders of Registrable Securities, including, without limitation, any agreement that would require the Company to register any of its securities with priority with respect to registration over, the rights granted to the Holders hereunder, without the prior written consent of the Holders of at least 50% of the Registrable Securities. This Agreement amends and supersedes in its entirety the Investor Rights Agreement.

(b) Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement; provided, however, that in no event shall any Holder have the right to enjoin, delay or interfere with any offering of securities by the Company, if such enjoinment, delay, or interference is not required to reasonably prevent the violation of any breach of any provision of this Agreement or any law or regulation by the Company with respect to any such offering, after reasonable notice and the opportunity to cure are provided to the Company.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Holders of at least 50% of the Registrable Securities; provided, however, that without the prior written consent of all the Holders, no such amendment or waiver shall reduce the foregoing percentage required to amend or waive any provision of this Agreement. Notwithstanding the foregoing, additional parties shall also become parties to this Agreement and “Holders” hereunder by executing an instrument of adherence to this Agreement with the Company.

(d) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Holders of Registrable Securities are also for the benefit of, and enforceable by, any permitted transferee of Registrable Securities, in accordance with Section 10 hereof.

(e) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

(f) Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

(g) Descriptive Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters, in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof).

(i) Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by internationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission, addressed as follows:

If to the Company, to:

BG Medicine, Inc.

610 Lincoln Street North

Waltham, MA 02451

Attention: President

Facsimile: 781-895-1119

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: William T. Whelan, Esq.

Facsimile: (617) 542-2241

if to a Holder, then to such Holder’s address listed on Schedule A.

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 15(i). Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery courier, on the second business day after the date when sent or earlier upon receipt of evidence of acceptance of delivery, (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, on the date of telephone confirmation of receipt.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

[Signature pages follows]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investor Rights Agreement as of the date first written above.

COMPANY:

BG MEDICINE, INC.

By:	/s/ Pieter Muntendam
Name:	Pieter Muntendam
Title:	President and Chief Executive Officer

HOLDERS:

GILDE EUROPE FOOD & AGRIBUSINESS FUND B.V.

By:	/s/ Pieter van der Meer
Name:	Pieter van der Meer
Title:	Partner

By:	/s/ Pieter Muntendam
Name:	PIETER MUNTENDAM

By:	/s/ Stelios Papadopoulos
Name:	STELIOS PAPADOPOULOS

WATERS TECHNOLOGIES CORPORATION

By:	/s/ John Ornell
Name:	John Ornell
Title:	Senior Vice President, Chief Financial Officer

Signature page to Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investor Rights Agreement as of the date first written above.

HOLDERS:

FLAGSHIP VENTURES:

NEWCOGEN GROUP LLC; NEWCOGEN EQUITY INVESTORS LLC; NEWCOGEN PE LLC; NEWCOGEN ÉLAN LLC; ST NEWCOGEN LLC; NEWCOGEN LONG REIGN HOLDING LLC

Each by its Manager NewcoGen Group Inc.

By:	/s/ Noubar Afeyan
Noubar Afeyan
President

APPLIED GENOMIC TECHNOLOGY CAPITAL FUND, L.P.;
AGTC ADVISORS FUND, L.P.

Each by its General Partner, AGTC Partners, L.P. By its General Partner, NewcoGen Group Inc.

By:	/s/ Noubar B. Afeyan
Noubar B. Afeyan
President

ONELIBERTY VENTURES 2000, L.P.;
ONELIBERTY ADVISORS FUND 2000, L.P.
Each by: OneLiberty Partners 2000, LLC,
its General Partner

By:	/s/ Noubar B. Afeyan
Noubar B. Afeyan
President

Signature page to Fourth Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investor Rights Agreement as of the date first written above.

KONINKLIJKE PHILIPS ELECTRONICS N.V.

By:	/s/ Eric Coutinho
Name:	Eric Coutinho
Title:	General Secretary and Chief Legal Officer

HUMANA INC.

By:	/s/ Ralph M. Wilson
Name:	Ralph M. Wilson
Title:	Vice President and Assistant General Counsel

SMALLCAP WORLD FUND, INC.
By Capital Research and Management Company, its investment adviser (shares in name of Clipperbay & Co., HG 22)

By:	/s/ Catherine M. Ward
Name:	Catherine M. Ward
Title:	Senior Vice President

LEGG MASON SPECIAL INVESTMENT TRUST, INC.
(shares in name of Tidalwave & Co.)

By:	/s/ Gregory Merz
Name:	Gregory Merz
Title:	Vice President

GENERAL ELECTRIC PENSION TRUST
By: GE Asset Management Incorporated, its Investment Manager

By:	/s/ Patrick M. McNeela
Name:	Patrick M. McNeela
Title:	Senior Vice President

Signature page to Fourth Amended and Restated Investor Rights Agreement

Schedule A

Preferred Stockholders

FLAGSHIP VENTURES:

NEWCOGEN EQUITY INVESTORS LLC

NEWCOGEN-PE LLC

NEWCOGEN-Elan LLC

NEWCOGEN-LONG REIGN HOLDING

ST NEWCOGEN LLC

NEWCOGEN GROUP LLC

ONELIBERTY VENTURES 2000, L.P.

ONELIBERTY ADVISORS 2000, L.P.

APPLIED GENOMIC TECHNOLOGY CAPITAL FUND, L.P.

AGTC ADVISORS FUND, L.P.

GILDE EUROPE FOOD & AGRIBUSINESS FUND B.V.

WATERS TECHNOLOGIES CORPORATION

PIETER MUNTENDAM

STELIOS PAPADOPOULOS

KONINKLIJKE PHILIPS ELECTRONICS N.V.

HUMANA INC.

SMALLCAP World Fund, Inc.

(shares in name of Clipperbay & Co., HG 22)

LEGG MASON SPECIAL INVESTMENT TRUST, INC.

(shares in name of Tidalwave & Co.)

GENERAL ELECTRIC PENSION TRUST

BG MEDICINE, INC.

INSTRUMENT OF ACCESSION TO

FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

The undersigned, as a condition precedent to being granted certain rights with respect to the undersigned’s shares of Preferred Stock, par value $.001 per share, of BG Medicine, Inc., a Delaware corporation (the “Company”); hereby agrees to be a party to and be bound by the Fourth Amended and Restated Investor Rights Agreement dated as of July 10, 2008, as amended from time to time, by and among the Company and other parties thereto (the “Investor Rights Agreement”). Upon execution of this Instrument of Accession, the undersigned shall be deemed to be a “Preferred Stockholder” for all purposes under the Investor Rights Agreement.

This Instrument of Accession shall take effect and shall become an integral part of the Investor Rights Agreement with respect to the undersigned immediately upon execution and delivery by the undersigned and the Company of this Instrument.

IN WITNESS WHEREOF, this Instrument of Accession has been duly executed by the undersigned, as of the date below written.

PREFERRED STOCKHOLDER:

By:
Name:
Title:
Date: